UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: March 6, 2016 (Date of earliest event reported)
DigitalTown, Inc. (Exact name of registrant as specified in its charter)

MN (State or other jurisdiction of incorporation)	000-27225 (Commission File Number)	411427445 (IRS Employer Identification Number)

10655 NE 4th St. Suite 801Bellevue, WA (Address of principal executive offices)		98004 (Zip Code)
425-295-4564 (Registrant's telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On March 5, 2016, the Company entered into a Purchase and Sale Agreement in order to acquire certain intellectual property rights relating to Coud.Market, an eCommerce technology platform.  In exchange for the intellectual property rights owned by the Seller under the Agreement, the Company will issue 750,000 shares of common stock and pay Seller $7,500.

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors appointed Chris Maxwell Chief Technology Officer effective March 6, 2016.  There have been no transactions between Mr Maxwell and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.

The Company and Mr. Maxwell entered into an employment agreement effective March 9, 2016, through March 31, 2017.

There are no family relationships between Mr. Maxwell and any officer or director of the Company.  For the duration of the agreement, Mr. Maxwell shall be paid an annual salary of $120,000, and shall be entitled to 600,000 shares of common stock, payable at the rate of 50,000 shares per month for 12 months.

Following is a brief description of Mr. Maxwell’s business experience:

Chris Maxwell

Mr. Maxwell leads DigitalTown's technology organization, leading technology development, delivery and deployment.  Prior to joining DigitalTown, Mr. Maxwell founded Cloud.Market, an online marketplace serving the needs of local communities and businesses.  Previously, he was a senior technical program manager at Amazon, working on the seller services team.  He was the Director of Voxeo Labs (acquired by Aspect) in the office of the CTO. He has held leadership, management and technical roles at Tellme (acquired by Microsoft), AT&T, Edify and Intervoice (acquired by Convergys), Verizon and EDS. Chris holds an MBA from the University of Dallas and a BA from Baylor University.

SIGNATURES

Dated: March ___, 2016	DIGITALTOWN, INC By: ________________________________ Robert W. Monster, CEO